Exhibit 10.1

AGREEMENT TO AMEND EMPLOYMENT AGREEMENT

This Agreement to Amend Employment Agreement (“Amended Agreement”) is made on the __ day of July, 2023, between Latham Pool Products, Inc., and its predecessors, successors, subsidiaries, affiliates, and assigns (collectively the “Company”) and [EMPLOYEE] (“Employee”).

WITNESSETH

WHEREAS, Employee previously entered into an employment agreement with the Company dated [DATE OF EMPLOYMENT AGREEMENT] (the “Initial Employment Agreement”), attached hereto as Exhibit “A,” that provided for certain terms of employment; and

WHEREAS, Company desires to continue to employ Employee at-will upon the terms and conditions set forth in this Amended Agreement and an offer letter attached hereto as Exhibit “B” (the “Offer Letter”), which is incorporated and made a part herein; and

WHEREAS, Employee wishes to remain employed by Company at-will upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants contained herein and intending to be legally bound thereby, Company and Employee agree as follows:

1.	Termination of Initial Employment Agreement. Employee agrees to and hereby terminates the Initial Employment Agreement and all rights, benefits, obligations, and duties set forth therein, including but not limited to any right to severance thereunder. Employee agrees that termination of the Initial Employment Agreement via this Amended Agreement is voluntary, mutual, and does not constitute Good Reason for Employee to terminate Employee’s employment with the Company under the Initial Employment Agreement. Employee further agrees to release any and all claims against the Company that may have arisen under the Initial Employment Agreement.

2.	Terms of Amended Agreement. Employee and the Company agree that that the terms of this Amended Agreement, including those set forth in the Offer Letter attached hereto as Exhibit “B” and incorporated herein, shall apply to Employee’s at-will employment with the Company going forward from the date of this Agreement.

3.	Eligibility for Officer Severance Plan. The Company agrees that, per the terms of the Officer Severance Plan attached hereto, execution of this Amended Agreement entitles Employee to participate in the Officer Severance Plan, which offers an enhanced severance benefit over that provided in the Initial Employment Agreement.

4.	Eligibility for Amended Equity Incentive Plan. The Company agrees that, per the terms of the Severance Plan attached hereto as Exhibit “C,” execution of this Amended Agreement entitles Employee to participate in the Severance Plan, which offers the enhanced benefit of accelerated vesting of equity upon a change in control.

5.	Increased Base Compensation. The Company agrees to a one-time increase in Employee’s base compensation, effective as of the next regularly-scheduled pay period after execution of this Agreement, of $[AMOUNT OF INCREASE] to $[NEW TOTAL BASE COMPENSATION] (“Base Compensation”), subject to applicable withholdings and deductions, and payable in regular installments in accordance with the Company’s normal payroll practices. The parties agree that the Company may, in its sole discretion, adjust Employee’s Base Compensation from time-to-time in accordance with ordinary business practices, except that Employee’s Base Compensation will not be materially reduced except as a reduction affecting all or substantially all officers of the Company or its Parent. The parties further agree that Employee’s Base Compensation shall not be paid for any period in which Employee is receiving short or long-term disability benefits, salary continuation, severance, or during any leave of absence.

6.	Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions and Patents. As a condition to entering into this Amended Agreement and receiving the benefits thereunder to which Employee would otherwise not be entitled, Employee agrees to execute the Non-Disclosure, Non-Competition, and Non-Solicitation Agreement included with the Offer Letter.

7.	Governing Law. This Amended Agreement shall be construed in accordance with the laws of the State of New York. New York law shall apply to any disputes arising under this Agreement without reference to conflict of law principles.

8.	Miscellaneous.

a.	Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Amended Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

b.	Entire Agreement. This Amended Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Amended Agreement that are not set forth herein. This Amended Agreement supersedes the terms of all prior employment or similar agreements entered into by Company and Employee, including but not limited to the Initial Employment Agreement. No modification of this Amended Agreement shall be valid unless made in writing and signed by the parties hereto. Paragraph headings are for convenience only and are neither a part of this Amended Agreement nor a limitation of the scope of the particular paragraphs to which they refer.

c.	Severability. The provisions of this Amended Agreement are severable, and if any provision(s) or any part of any provision(s) is/are held to be illegal, void, or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid, and binding, and to reflect the original intentions of the parties as nearly as possible. This Amended Agreement shall be construed according to its fair meaning and not strictly for or against either party.

d.	Execution in Counterparts. This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amended Agreement shall become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as signatories.

IN WITNESS WHEREOF, Company and Employee have executed this Amended Agreement as of the day and year first above written.

For Latham Pool Products, Inc.	By [EMPLOYEE NAME]

Name	Name

Title	Signature

Signature	Date

Date

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